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                                                        EXHIBIT 8.1


                              September 30, 1999



Snyder Communications, Inc.
Two Democracy Center
6903 Rockledge Drive, 15th Floor
Bethesda, Maryland  20817

Ladies and Gentlemen:

        You have requested our opinion regarding the material federal income tax consequences of the issuance by Snyder Communications, Inc. ("Snyder"), and the receipt by its stockholders, of SNC stock and circle.com stock pursuant to the proposed adoption of an amended and restated certificate of incorporation of Snyder.

        In formulating our opinion, we have examined such documents as we have deemed appropriate, including (i) the Registration Statement on Form S-4 (Registration No. 333-81749), as filed with the Securities and Exchange Commission on June 28, 1999 and amended to the date hereof (the "Registration Statement") under the Securities Act of 1933, as amended, and (ii) the proxy statement and prospectus (the "Prospectus") contained in the Registration Statement. All terms not otherwise defined herein shall have the same meaning ascribed thereto in the Prospectus.

        In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, and that the final form of any documents currently in draft form will be substantially the same as the drafts we reviewed. We have also obtained such additional information and have made such inquiries of such officers and representatives of Snyder as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
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Snyder Communications, Inc.
September 30, 1999
Page 2


        Our opinion set forth below further assumes (1) that the statements and facts concerning Snyder set forth in the Registration Statement are accurate,
(2) that the proposed adoption of the amended and restated certificate of incorporation of Snyder will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the Prospectus and (3) that the characteristics, terms and conditions of the SNC stock and the circle.com stock will be the same in all material respects as those set forth in the Amended and Restated Certificate of Incorporation of Snyder attached as Annex A to the Registration Statement.

        Based on the foregoing, it is our opinion that for federal income tax purposes, neither the issuance nor receipt of SNC stock and circle.com stock pursuant to the adoption of the amended and restated certificate of incorporation of Snyder should be taxable events to Snyder or its stockholders, except with respect to cash received in lieu of a fractional share of circle.com.

        We wish to point out that there are no federal income tax regulations, court decisions, or published Internal Revenue Service rulings bearing directly on the recapitalization proposal. In addition, the Internal Revenue Service announced during 1987 that it was studying the federal income tax consequences of stock which has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets, and would not issue any advance rulings regarding such stock. The Internal Revenue Service has withdrawn this type of stock from its list of matters under consideration and reiterated that it will not issue advance rulings regarding this type of stock. Because there is no conclusive authority dealing with the precise facts presented by the recapitalization proposal, the tax consequences of the recapitalization proposal are not free from doubt and therefore we are unable to render an unqualified opinion.

        The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder (including proposed Treasury Regulations), published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time, possibly with retroactive effect. We express no opinion as to any matters not specifically covered by the foregoing opinion and caution that any change in applicable law or facts and circumstances surrounding the recapitalization proposal or any inaccuracy in the documents, statements or facts on which we have relied may affect the validity of this opinion.

        We consent to the references to our firm under the captions "Material Federal Income Tax Consequences" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,



                               WEIL, GOTSHAL & MANGES LLP